Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for Fourth Quarter and Full Year 2006
— Company Records Fourth Quarter EPS of $0.32 on a GAAP Basis —
— Quarterly Product Sales Establish New Record of $85.5 Million,
Total Revenues Increase to $91.1 Million —
— For Full Year 2006, Product Sales, Total Revenues and Non-GAAP EPS
Increase by More than 15% —
SAN DIEGO, CA, February 13, 2007 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the fourth quarter and full year ended December 31, 2006, as another quarterly record in product sales drove GAAP EPS of $0.32.
“Gen-Probe once again posted strong financial results in the fourth quarter of 2006, led by continued robust growth in our clinical diagnostics business,” said Henry L. Nordhoff, the Company’s chairman, president and chief executive officer. “In addition, for the full year 2006, product sales, total revenues and non-GAAP EPS all grew by more than 15%.”
Throughout this press release, all per share amounts are calculated on a fully diluted basis, and any non-GAAP results solely reflect the implementation of SFAS No. 123(R). Gen-Probe believes these non-GAAP financial measures help investors compare current results to those in prior periods. See the section below entitled “About Non-GAAP Financial Measures.”
In the fourth quarter of 2006, net income was $17.1 million ($0.32 per share) on a GAAP basis, compared to net income of $16.8 million ($0.32 per share) in the prior year period. GAAP earnings in the fourth quarter of 2006 include expenses related to share-based compensation under SFAS No. 123(R), which reduced after-tax earnings by $3.3 million ($0.06 per share). Adjusting only for these expenses, net income for the fourth quarter of 2006 was $20.4 million ($0.38 per share) on a non-GAAP basis, an increase of 19% per share compared to the prior year period.
In the fourth quarter of 2006, product sales were a record $85.5 million, compared to $78.0 million in the prior year period, an increase of 10%. Total revenues for the fourth quarter of 2006 were $91.1 million, compared to $88.0 million in the prior year period, an increase of 4%. As previously disclosed, in the fourth quarter of 2005 both product sales and total revenues benefited from the recognition of approximately $3.6 million of previously deferred domestic blood screening revenue.

For the full year 2006, net income was $59.5 million ($1.12 per share) on a GAAP basis, compared to net income of $60.1 million ($1.15 per share) in the prior year, a decrease of 3% per share. GAAP earnings in 2006 include expenses related to share-based compensation under SFAS No. 123(R), which reduced after-tax earnings by $13.6 million ($0.26 per share). On a non-GAAP basis, net income for 2006 was $73.1 million ($1.37 per share), an increase of 19% per share compared to the prior year.
For the full year 2006, product sales were $325.3 million, compared to $271.7 million in the prior year, an increase of 20%. Total revenues in 2006 were $354.8 million, compared to $306.0 million in the prior year, an increase of 16%.
Gen-Probe’s financial results for both the fourth quarter and full year 2006 also were affected by the implementation of a new accounting standard, Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” For complete details, see the sections below entitled “Effects of Implementing SAB No. 108” and “Background on SAB No. 108.”
Detailed Results
Gen-Probe’s clinical diagnostics sales in the fourth quarter of 2006 were again led by the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay continued to grow strongly, driven by market share gains on both the semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the fourth quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales benefited from continued international expansion, and from higher pricing associated with commercial sales of the PROCLEIX® WNV (West Nile virus) assay in the United States. Gen-Probe’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics. Blood screening sales also benefited from higher than expected sales of TIGRIS® instruments and spare parts to Chiron, which totaled $3.9 million in the fourth quarter, compared to $4.1 million in the prior year period. The decline in blood screening sales compared to the fourth quarter of 2005 was expected, and resulted primarily from the recognition of approximately $3.6 million of previously deferred domestic blood screening revenue in the prior year period.
Product sales were, in millions:

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2006	2005	Change	2006	2005	Change
Clinical diagnostics	$45.4	$37.3	22%	$171.2	$141.7	21%
Blood screening	$40.1	$40.7	(1)%	$154.1	$130.0	19%

Total product sales	$85.5	$78.0	10%	$325.3	$271.7	20%
Collaborative research revenue for the fourth quarter of 2006 was $1.2 million, compared to $6.5 million in the prior year period, a decrease of 82%. For the full year 2006, collaborative research revenue was $15.9 million, compared to $25.8 million in the prior year, a decrease of 38%. In both the fourth quarter and full year 2006, collaborative research revenue decreased primarily due to the elimination of “cost recovery” revenue that Gen-Probe had been receiving for investigational use of the PROCLEIX WNV assay. In the second half of 2006, the Company recorded in product sales all revenue associated with this assay, which was approved for use on Gen-Probe’s enhanced semi-automated instrument system (eSAS) in December of 2005.

Royalty and license revenue for the fourth quarter of 2006 was $4.4 million, compared to $3.5 million in the prior year period, an increase of 26% that resulted primarily from license revenue earned from bioMérieux. For the full year 2006, royalty and license revenue was $13.5 million, compared to $8.5 million in 2005, an increase of 59% that resulted primarily from $5.0 million of revenue associated with the settlement of Gen-Probe’s patent infringement litigation against Bayer.
Gross margin on product sales was 67.6% in the fourth quarter of 2006 on a GAAP basis, compared to 65.8% in the prior year period. The increase in gross margin percentage resulted primarily from higher pricing associated with commercial sales of the PROCLEIX WNV assay in the United States. This benefit was partially offset by unexpectedly high sales of TIGRIS instruments and spare parts for blood screening to Chiron. These sales, which totaled $3.9 million in the quarter, are made contractually at cost. Gross margin percentage also was negatively affected by SFAS No. 123(R), which added $0.9 million to cost of product sales, and by SAB No. 108, which added approximately $0.5 million to cost of product sales (see the section “Effects of Implementing SAB No. 108” below). On a non-GAAP basis, gross margin on product sales was 68.7% in the fourth quarter of 2006.
For the full year 2006, gross margin on product sales was 68.1% on a GAAP basis, compared to 69.1% in 2005. This decrease resulted primarily from SFAS No. 123(R), which added $2.3 million to cost of product sales, from additional scrap expense incurred in the second quarter of 2006, and from increased low-margin sales of TIGRIS instruments and spare parts for blood screening to Chiron. In addition, gross margin percentage was negatively affected by SAB No. 108, which added approximately $2.0 million to cost of product sales for the year (see the section “Effects of Implementing SAB No. 108” below). On a non-GAAP basis, gross margin on product sales was 68.8% in 2006.
Research and development (R&D) expenses were $20.7 million in the fourth quarter of 2006 on a GAAP basis, compared to $18.2 million in the prior year period, an increase of 14%. This increase resulted primarily from SFAS No. 123(R), which added $1.7 million to R&D expenses, and from expenses associated with the Company’s development program for human papillomavirus (HPV). On a non-GAAP basis, R&D expenses were $19.1 million in the fourth quarter of 2006, an increase of 5% compared to the prior year period.
For the full year 2006, R&D expenses were $84.5 million on a GAAP basis, compared to $71.8 million in the prior year, an increase of 18%. This increase resulted primarily from the factors described above, including the effect of SFAS No. 123(R), which added $7.4 million to R&D expenses. On a non-GAAP basis, R&D expenses were $77.2 million in 2006, an increase of 8% compared to the prior year.
Marketing and sales expenses were $9.6 million in the fourth quarter of 2006 on a GAAP basis, compared to $8.8 million in the prior year period, an increase of 9%. This increase resulted primarily from SFAS No. 123(R), which added $0.5 million to marketing and sales expenses. On a non-GAAP basis, marketing and sales expenses were $9.1 million in the fourth quarter of 2006, an increase of 3% compared to the prior year period.
For the full year 2006, marketing and sales expenses were $37.1 million on a GAAP basis, compared to $31.1 million in the prior year, an increase of 19%. This increase resulted primarily from SFAS No. 123(R), which added $2.8 million to marketing and sales expenses. On a non-GAAP basis, marketing and sales expenses were $34.3 million in 2006, an increase of 10% compared to the prior year.
General and administrative (G&A) expenses were $10.8 million in the fourth quarter of 2006 on a GAAP basis, compared to $9.3 million in the prior year period, an increase of 16%. This increase resulted primarily from SFAS No. 123(R), which added $2.1 million to G&A expenses. On a non-GAAP basis, G&A expenses were $8.8 million in the fourth quarter of 2006, a decrease of 5% compared to the prior year period that resulted primarily from lower legal expenses.

For the full year 2006, G&A expenses were $44.9 million on a GAAP basis, compared to $32.1 million in the prior year, an increase of 40%. This increase resulted primarily from SFAS No. 123(R), which added $8.8 million to G&A expenses, and from $2.0 million of incremental legal expenses that Gen-Probe paid its outside litigation counsel in connection with the Company’s settlement of its disputes with Bayer. On a non-GAAP basis, G&A expenses were $36.1 million in 2006, an increase of 12% compared to the prior year.
Gen-Probe continues to have a strong balance sheet. As of December 31, 2006, the Company had $289.9 million of cash, cash equivalents and short-term investments, and no debt. In 2006, Gen-Probe generated net cash of $97.8 million from its operating activities.
Effects of Implementing SAB No. 108
As mentioned above, Gen-Probe’s fourth quarter and full year 2006 financial results were affected by the Company’s implementation of SAB No. 108, which was issued by the US Securities and Exchange Commission (SEC) in September and adopted by Gen-Probe in 2006.
“This new accounting standard required us to use an alternative methodology to re-assess how we were correcting an inventory under-valuation that we quantified at the end of the first quarter of 2003,” said Herm Rosenman, Gen-Probe’s vice president of finance and chief financial officer. “Implementing the new standard has no effect on the underlying economics or operations of our business.”
Based on SAB No. 108, Gen-Probe recorded the following changes to its balance sheet, effective January 1, 2006:
•	An increase in inventory of approximately $6.5 million.

•	An increase in retained earnings of approximately $3.9 million.

•	A decrease in current deferred income tax assets of approximately $2.5 million.

•	An increase in income taxes payable of approximately $0.1 million.
In addition, when Gen-Probe files its 2006 Annual Report on Form 10-K, the Company will add approximately $0.5 million to cost of product sales for each of the first three quarters of the year. This will lower diluted EPS for the second quarter by $0.01, but will not change EPS for the first or third quarters. The effects of SAB No. 108 on Gen-Probe’s fourth quarter results already have been incorporated into the results reported in this press release.
Background on SAB No. 108
Gen-Probe’s implementation of SAB No. 108 arose from an in-depth, multi-year inventory analysis the Company completed in March of 2003. In this analysis, the Company concluded that inventory had been understated, and cost of product sales therefore overstated, by approximately $11.4 million over a period of several years. Specifically, the analysis concluded that costs such as quality control, quality assurance and manufacturing equipment support, which historically had been included in cost of product sales as a period expense, should have first been capitalized into inventory.
Rather than writing up the inventory value in 2003, which would have materially overstated net income, the Company chose to amortize the increase in the inventory value over six years. This time period was chosen because the inventory under-valuation had accumulated over many years, because some of the inventory involved had a long economic life, and to ensure that increasing the inventory value would not materially affect earnings in any future quarter. In 2003, Gen-Probe determined that increasing the inventory value in this manner was not material to its financial statements based on the “rollover” accounting method applied under then-current GAAP. The Company’s independent auditor, Ernst & Young, LLP, concurred with this assessment.

SAB No. 108, however, provides companies new direction on how to apply GAAP to situations such as this one. Under SAB No. 108, Gen-Probe must assess the materiality of the inventory re-valuation using the rollover method, as the Company did in 2003, but also apply another accounting technique known as the “iron curtain” method.
Since Gen-Probe concluded that the inventory re-valuation was material under the iron curtain method, SAB No. 108 requires the Company to adjust the 2006 opening balances of several balance sheet accounts, and reverse the effects of the inventory amortization on prior quarterly results in 2006. Gen-Probe’s adoption of SAB No. 108 will not require changes to prior years’ results.
2007 Financial Guidance
“We expect 2007 to be another year of solid revenue growth and high profitability for Gen-Probe,” Rosenman said. “We anticipate that this top-line growth will enable us to continue investing in attractive R&D projects to drive our future growth, while still delivering strong net profit margins.”
For the full year 2007, Gen-Probe expects the following on a GAAP basis:
•	Total revenues of $380 million to $390 million. Product sales growth is expected to be led by continued market share gains for the APTIMA Combo 2 assay, by commercial pricing of the PROCLEIX WNV assay in the United States, and by ongoing international expansion of the PROCLEIX ULTRIO assay on the TIGRIS system. The Company’s 2007 revenue guidance does not include a $10 million milestone that will be earned from Chiron upon full U.S. approval of the PROCLEIX ULTRIO assay on the TIGRIS system. As previously disclosed, based on the estimated timing of the post-marketing study to detect hepatitis B yield, Gen-Probe believes this milestone is most likely to be earned in 2008.

•	Product gross margins to improve to approximately 69% to 70% of product sales. This improvement over 2006 is expected to result from commercial pricing of the PROCLEIX WNV assay, from the leverage inherent in rising manufacturing volumes, and from reduced sales of TIGRIS instruments to Chiron, which contractually are made at cost.

•	R&D expenses approximating 24% to 25% of total revenues. R&D expenses are expected to increase slightly as a percentage of revenues in 2007 as the Company develops potential products for several large, economically attractive markets. These products include clinical diagnostics assays for human papillomavirus and prostate cancer; tests for common industrial contaminants through the Company’s collaborations with General Electric, Millipore and 3M; and a fully automated instrument system for low- and mid-volume labs.

•	Marketing and sales expenses approximating 10% of total revenues.

•	G&A expenses approximating 11% to 12% of total revenues.

•	EPS of between $1.26 and $1.34, including stock-based compensation expense under SFAS No. 123(R) comparable to 2006 levels. The Company’s EPS guidance is based on approximately 54 million fully diluted shares outstanding for the year, and a tax rate of approximately 37%.

Recent Events

•	Regulatory Progress for PROCLEIX ULTRIO Assay. On January 29, Gen-Probe announced that it had submitted to the U.S. Food and Drug Administration (FDA) a regulatory application to run the PROCLEIX ULTRIO blood screening assay on the fully automated TIGRIS system, and that a post-marketing study of the assay to detect Hepatitis B yield is expected to begin in March.

•	Standalone APTIMA CT and GC Assays. On January 29, Gen-Probe announced that the FDA had granted marketing clearance to use the Company’s standalone APTIMA assays for CT and GC to test liquid Pap specimens on the TIGRIS system. The clearance applies to liquid Pap specimens collected in the PreservCyt® solution and processed with Cytyc’s ThinPrep® 2000 System. The APTIMA CT and GC assays previously had been cleared to test other specimen types on the TIGRIS system.

•	Food Collaboration with 3M. On December 6, Gen-Probe announced that it had formed an exclusive worldwide collaboration with 3M to develop, manufacture and market innovative nucleic acid tests to enhance food safety and increase the efficiency of testing for food manufacturers.

•	European PCA3 Launch. On November 22, Gen-Probe announced the European commercial launch of its CE-marked PCA3 assay, a new prostate cancer-specific molecular diagnostic test.
About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the fourth quarter and full year 2006, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP product gross margin, non-GAAP R&D expenses, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP effective income tax rate, and non-GAAP diluted EPS. Gen-Probe’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Webcast Conference Call
A live webcast of Gen-Probe’s fourth quarter 2006 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (866) 433-1159 for domestic callers and (203) 369-0996 for international callers.

About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 24 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Trademarks
TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe Incorporated. ULTRIO and PROCLEIX are trademarks of Chiron, a business unit of Novartis Vaccines and Diagnostics. PreservCyt and ThinPrep are trademarks of Cytyc Corporation. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “2007 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2007 growth, revenue, earnings or other financial targets, (ii) the risk that we may not earn or receive milestone payments from our collaborators, including Novartis, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and PROCLEIX ULTRIO assay, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (v) the risk that products including our PROCLEIX ULTRIO assay, TIGRIS instrument for blood screening, or PROCLEIX WNV assay on the TIGRIS instrument may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) we are dependent on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$87,905	$32,328
Short-term investments	202,008	187,960
Trade accounts receivable, net of allowance for doubtful accounts of $670 and $790 at December 31, 2006 and 2005, respectively	25,880	31,930
Accounts receivable — other	1,646	1,924
Inventories	52,056	36,342
Deferred income taxes — short term	7,247	10,389
Prepaid expenses	11,362	10,768
Other current assets	2,583	3,650

Total current assets	390,687	315,291

Property, plant and equipment, net	134,614	105,190
Capitalized software	18,437	20,952
Goodwill	18,621	18,621
Deferred income taxes — long term	2,064	—
License, manufacturing access fees and other assets	59,416	50,182

Total assets	$623,839	$510,236

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,586	$14,029
Accrued salaries and employee benefits	16,723	14,660
Other accrued expenses	3,320	3,264
Income tax payable	14,075	13,192
Deferred revenue	921	7,771

Total current liabilities	48,625	52,916

Deferred income taxes	—	5,124
Deferred revenue	3,667	4,333
Deferred rent	128	240
Deferred compensation plan liabilities	1,211	250

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 52,233,656 and 51,137,541 shares issued and outstanding at December 31, 2006 and 2005, respectively	5	5
Additional paid-in capital	334,184	281,907
Deferred compensation	—	(5,951)
Accumulated other comprehensive (loss) income	(5)	(1,231)
Retained earnings	236,024	172,643

Total stockholders’ equity	570,208	447,373

Total liabilities and stockholders’ equity	$623,839	$510,236

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31		December 31
	2006	2005	2006	2005
	(unaudited)
Revenues:
Product sales	$85,496	$77,999	$325,307	$271,650
Collaborative research revenue	1,194	6,485	15,937	25,843
Royalty and license revenue	4,369	3,488	13,520	8,472

Total revenues	91,059	87,972	354,764	305,965

Operating expenses:
Cost of product sales	27,675	26,653	103,882	83,900
Research and development	20,712	18,249	84,545	71,846
Marketing and sales	9,563	8,780	37,096	31,145
General and administrative	10,832	9,314	44,936	32,107

Total operating expenses	68,782	62,996	270,459	218,998

Income from operations	22,277	24,976	84,305	86,967
Total other income, net	3,608	1,327	8,689	4,727

Income before income taxes	25,885	26,303	92,994	91,694

Income tax expense	8,751	9,548	33,496	31,605

Net income	$17,134	$16,755	$59,498	$60,089

Net income per share:
Basic	$0.33	$0.33	$1.15	$1.19

Diluted	$0.32	$0.32	$1.12	$1.15

Weighted average shares outstanding:
Basic	51,835	50,892	51,538	50,617

Diluted	53,305	52,619	53,101	52,445

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended				Three Months Ended
	December 31, 2006				December 31, 2005
	Non-GAAP	Adjustments		GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$85,496	$—		$85,496	$77,999	$—	$77,999
Collaborative research revenue	1,194	—		1,194	6,485	—	6,485
Royalty and license revenue	4,369	—		4,369	3,488	—	3,488

Total revenues	91,059	—		91,059	87,972	—	87,972

Operating expenses:
Cost of product sales	26,777	898	a	27,675	26,653	—	26,653
Research and development	19,050	1,662	a	20,712	18,249	—	18,249
Marketing and sales	9,070	493	a	9,563	8,780	—	8,780
General and administrative	8,778	2,054	a	10,832	9,314	—	9,314

Total operating expenses	63,675	5,107		68,782	62,996	—	62,996

Income from operations	27,384	(5,107)		22,277	24,976	—	24,976
Total other income, net	3,608	—		3,608	1,327	—	1,327

Income before income taxes	30,992	(5,107)		25,885	26,303	—	26,303

Income tax expense	10,605	(1,854	)a	8,751	9,548	—	9,548

Net income	$20,387	$(3,253)		$17,134	$16,755	$—	$16,755

Net income per share:

Diluted earnings per share:
Basic	$0.39	$(0.06)		$0.33	$0.33	$—	$0.33

Diluted	$0.38	$(0.06)		$0.32	$0.32	$—	$0.32

Weighted average shares outstanding:
Basic	51,835	—		51,835	50,892	—	50,892

Diluted	53,418	(113	)b	53,305	52,619	—	52,619

a)	Adjustments to exclude the impact of stock option and ESPP expense in accordance with SFAS No.123(R). Net income for the three months ended December 31, 2006 included stock-based compensation expense that Gen-Probe recorded as a result of the adoption of SFAS No. 123(R) on January 1, 2006. For the three months ended December 31, 2006, this expense totaled $5,107,000 before income taxes (after deducting $2,000 of net capitalization to inventory) and $3,253,000 net of income taxes for the period. The Company did not record this stock-based compensation expense for the three months ended December 31, 2005. As previously disclosed in the notes to the financial statements for the three months ended December 31, 2005, net income including pro forma stock-based compensation expense for this period was $13,387,000.
b)	The shares adjustment for dilutive securities includes stock awards outstanding calculated under the treasury stock method that are not included in the GAAP diluted calculation as their effect would be anti-dilutive.

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Twelve Months Ended				Twelve Months Ended
	December 31, 2006				December 31, 2005
	Non-GAAP	Adjustments		GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$325,307	$—		$325,307	$271,650	$—	$271,650
Collaborative research revenue	15,937	—		15,937	25,843	—	25,843
Royalty and license revenue	13,520	—		13,520	8,472	—	8,472

Total revenues	354,764	—		354,764	305,965	—	305,965

Operating expenses:
Cost of product sales	101,618	2,264	a	103,882	83,900	—	83,900
Research and development	77,185	7,360	a	84,545	71,846	—	71,846
Marketing and sales	34,268	2,828	a	37,096	31,145	—	31,145
General and administrative	36,127	8,809	a	44,936	32,107	—	32,107

Total operating expenses	249,198	21,261		270,459	218,998	—	218,998

Income from operations	105,566	(21,261)		84,305	86,967	—	86,967
Total other income, net	8,689	—		8,689	4,727	—	4,727

Income before income taxes	114,255	(21,261)		92,994	91,694	—	91,694

Income tax expense	41,132	(7,636	)a	33,496	31,605	—	31,605

Net income	$73,123	$(13,625)		$59,498	$60,089	$—	$60,089

Net income per share:

Diluted earnings per share:
Basic	$1.42	$(0.26)		$1.15	$1.19	$—	$1.19

Diluted	$1.37	$(0.26)		$1.12	$1.15	$—	$1.15

Weighted average shares outstanding:
Basic	51,538	—		51,538	50,617	—	50,617

Diluted	53,263	(162	)b	53,101	52,445	—	52,445

a)	Adjustments to exclude the impact of stock option and ESPP expense in accordance with SFAS No.123(R). Net income for the twelve months ended December 31, 2006 included stock-based compensation expense that Gen-Probe recorded as a result of the adoption of SFAS No. 123(R) on January 1, 2006. For the twelve months ended December 31, 2006, this expense totaled $21,261,000 before income taxes (after deducting $1,161,000 of net capitalization to inventory) and $13,625,000 net of income taxes for the period. The Company did not record this stock-based compensation expense for the twelve months ended December 31, 2005. As previously disclosed in the notes to the financial statements for the twelve months ended December 31, 2005, net income including pro forma stock-based compensation expense for this period was $45,250,000.
b)	The shares adjustment for dilutive securities includes stock awards outstanding calculated under the treasury stock method that are not included in the GAAP diluted calculation as their effect would be anti-dilutive.

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended
	December 31
	2006	2005
Operating activities:
Net income	$59,498	$60,089
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,495	22,606
Stock compensation charges — restricted stock	2,462	920
Stock compensation charges — all other	21,261	—
Stock option income tax benefits	191	8,677
Excess tax benefit from employee stock options	(9,187)	—
Loss on disposal of property and equipment	99	399
Changes in assets and liabilities:
Accounts receivable	6,544	(8,937)
Inventories	(7,797)	(9,048)
Prepaid expenses	(595)	(2,251)
Other current assets	1,683	1,797
Other long term assets	(2,147)	(534)
Accounts payable	(471)	7,329
Accrued salaries and employee benefits	2,063	2,748
Other accrued expenses	(27)	(1,089)
Income tax payable	9,970	12,053
Deferred revenue	(7,516)	(2,363)
Deferred income taxes	(6,559)	(6,717)
Deferred rent	(112)	(69)
Deferred compensation plan liabilities	961	250

Net cash provided by operating activities	97,816	85,860

Investing activities:
Proceeds from sales and maturities of short-term investments	135,861	116,907
Purchases of short-term investments	(149,012)	(137,841)
Cash paid for acquisition of minority interest in Molecular Light Technology Limited	—	(1,539)
Purchases of property, plant and equipment	(50,760)	(45,386)
Capitalization of intangible assets, including license and manufacturing access fees	(11,460)	(29,117)
Other assets	(633)	(127)

Net cash used in investing activities	(76,004)	(97,103)

Financing activities:
Excess tax benefit from employee stock options	9,187	—
Repurchase and retirement of restricted stock for payment of taxes	(429)	—
Proceeds from issuance of common stock	24,395	18,696

Net cash provided by financing activities	33,153	18,696

Effect of exchange rate changes on cash and cash equivalents	612	(623)

Net increase in cash and cash equivalents	55,577	6,830
Cash and cash equivalents at the beginning of year	32,328	25,498

Cash and cash equivalents at the end of year	$87,905	$32,328